Exhibit 10.52

VARIAN MEDICAL SYSTEMS, INC.
Fifth Amended and Restated 2005 Omnibus Stock Plan
TIME-BASED NONQUALIFIED STOCK OPTION AGREEMENT
Varian Medical Systems, Inc. (the “Company”) hereby grants the employee (“Employee”) named on the Summary of Grant Award (the “Grant Summary”) a time-based nonqualified stock option under the Company’s Fifth Amended and Restated 2005 Omnibus Stock Plan (the “Plan”), to purchase shares of common stock of the Company (“Shares”) from the date of this Agreement (the “Grant Date”) and expiring on the Expiration. The maximum number of Shares purchasable pursuant to this option (“Shares Granted”), the purchase price per Share and the option expiration date (the “Expiration Date”) are stated on the Grant Summary.* However, as provided in the Terms and Conditions of 2005 Omnibus Stock Plan Time-based Nonqualified Stock Option attached hereto as Appendix A (Officers), this option may expire earlier than the Expiration Date. Subject to the provisions of Appendix A, which includes the Country-Specific Addendum, and of the Plan, the principal features of this option are as follows:

Grant Date:	[INSERT DATE]
Total Number of Shares Granted:	[INSERT NUMBER]
Scheduled Vesting Dates	Number of Shares**

[INSERT VESTING DATE(S)]	[INSERT NUMBER OR PERCENTAGE OF SHARES]

* See “Grant Summary” page on the service provider website.
** Shares vest in only whole share increments; fractions of shares vest only when they equal whole share increments.

Event Triggering Termination of Option:	Maximum Time to Exercise After Triggering Event***:

Termination of Service for cause	None
Termination of Service due to Disability	1 year
Termination of Service due to Retirement	3 years
Termination of Service due to death	3 years
All other Terminations of Service	3 months

***However, in no event may this option be exercised after the Expiration Date.

Your acceptance online at the service provider website or, when provided, your signature of a copy of this Time-based Nonqualified Stock Option Agreement, or otherwise any acceptance or exercise of the option indicates your agreement and understanding that this option is subject to all of the terms and conditions contained in Appendix A, which includes the Country-Specific Addendum, and the Plan. For example, important additional information on vesting and termination of this option is contained in Paragraphs 4 through 6 of Appendix A. ACCORDINGLY, PLEASE BE SURE TO READ ALL OF APPENDIX A

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AND THE PLAN, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS OPTION. YOU CAN REQUEST A COPY OF THE PLAN BY CONTACTING THE CORPORATE HUMAN RESOURCES OFFICE IN PALO ALTO, CALIFORNIA.

VARIAN MEDICAL SYSTEMS, INC.    EMPLOYEE

By:
	Title:	[NAME]

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APPENDIX A

TERMS AND CONDITIONS OF TIME-BASED NONQUALIFIED STOCK OPTION

1.Grant of Option. The Company hereby grants to the Employee under the Plan, as a separate incentive and not in lieu of any salary or other compensation for his or her services, a nonqualified stock option to purchase, on the terms and conditions set forth in this Agreement and the Plan, all or any part of an aggregate of the number of Shares Granted as specified on the “Summary of Grant Award” page of the service provider web-site.

2.Exercise Price. The purchase price per Share for this option (the “Exercise Price”) shall be the Grant Price in USD as specified on the “Summary of Grant Award” page of the service provider web-site, which is the Fair Market Value of a Share on the Grant Date.

3.Number of Shares. The number and class of Shares specified in Paragraph 1 above, and/or the Exercise Price, are subject to adjustment by the Committee in the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, Share combination or other change in the corporate structure of the Company affecting the Shares. In the event an Employee's termination of service due to the Employee's Retirement (as defined in Paragraph 28 below) within one (1) year following the Grant Date, then the number of Shares Granted shall be adjusted proportionally by the time during such one (1) year period that the Employee remained an employee of the Company (based upon a 365 day year).  For example, if the Employee is granted an option for 6,000 shares of Common Stock of the Company and the Employee terminated service due to the Employee's Retirement 30 days after the Grant Date, then the Employee's number of Shares Granted would be reduced from 6,000 shares to 493 shares (6,000 x 30/365) and the balance of the Shares Granted would be cancelled.

4.Vesting Schedule. Except as otherwise provided in this Agreement, the right to exercise this option will vest as follows: [INSERT VESTING SCHEDULE], until the right to exercise this option shall have vested with respect to one hundred percent (100%) of such Shares. On any scheduled vesting date, vesting actually will occur only if (a) the Employee has been continuously and actively employed by the Company or an Affiliate from the Grant Date until such scheduled vesting date, or (b) the vesting date occurs within three (3) years following the Employee's Termination of Service due to the Employee’s Retirement. Notwithstanding the foregoing, in the event of the Employee’s Termination of Service due to Death or Disability, if the right to exercise any of the Shares specified in Paragraph 1 had not yet vested, then the right to exercise such Shares will vest on the date of the Employee’s Termination of Service. For the avoidance of doubt and for purposes of this option only, Termination of Service will be deemed to occur as of the date the Employee is no longer actively providing services as an employee of the Company or an Affiliate (except, in certain circumstances at the sole discretion of the Company, to the extent the Employee is on an approved leave of absence) and will not be extended by any notice period or “garden leave” that may be required contractually or under applicable laws, unless otherwise determined by the Company in its sole discretion.

For Australian taxpayers only: Notwithstanding the above provisions of this Paragraph 4, vesting will occur only if the Employee has been continuously and actively employed by the Company or an Affiliate from the Grant Date until such scheduled vesting date. Subsection (b) of Paragraph 4 will not apply to employee if Employee is an Australian taxpayer, even if Employee otherwise meets the definition of “Retirement.”
5.Expiration of Option. In the event of the Employee’s Termination of Service for any reason other than Retirement, Disability, death or for cause, the Employee may, within three (3) months after the date of such Termination, or prior to the Expiration Date, whichever shall first occur, exercise any vested but unexercised portion of this option. In the event of the Employee’s Termination of Service due to Disability, the Employee may, within one (1) year after the date of such Termination, or prior to the Expiration Date, whichever shall first occur, exercise any vested but unexercised portion of this option. In the event of the Employee’s Termination of Service due to Retirement, the Employee may, within three (3) years from the date of such Termination, or prior to the Expiration Date, whichever shall first occur, exercise any vested but unexercised portion of this option. In the event of the Employee’s Termination of Service by the Company for cause (as determined by the Company), the Employee may not exercise any portion of this option that is unexercised on the date of such Termination.

6.Death of Employee. In the event that the Employee dies while in the employ of the Company and/or an Affiliate or during the three (3) month, three (3) year or one (1) year periods referred to in Paragraph 5 above, the Employee’s designated beneficiary, or if either no beneficiary survives the Employee or the Committee does not permit beneficiary designations, the administrator or executor of the Employee’s estate, may, within three (3) years after the date of death, or prior to the Expiration Date, whichever shall first occur, exercise any vested but unexercised portion of the option. Any such transferee must furnish the Company (a) written notice of his or her status as a transferee, (b) evidence satisfactory to the Company to establish the validity of the transfer of this option and compliance with any laws or regulations pertaining to such transfer, and (c) written acceptance of the terms and conditions of this option as set forth in this Agreement.

7.Persons Eligible to Exercise Option. This option shall be exercisable during the Employee’s lifetime only by the Employee. The option shall not be transferable by the Employee, except by (a) a valid beneficiary designation made in a form and manner acceptable to the Committee, or (b) will or the applicable laws of descent and distribution.

8.Exercise of Option. This option may be exercised by the person then entitled to do so as to any vested and exercisable Shares which may then be purchased (a) by giving written notice of exercise to the Secretary of the Company (or his or her designee), specifying the number of full Shares to be purchased and accompanied by full payment of the Exercise Price and any Tax-Related Items (as defined in Paragraph 9 below) or brokerage or other fees as determined by the Company, (b) by giving satisfactory assurances in writing if requested by the Company, signed by the person exercising the option, that the Shares to be purchased upon such exercise are being purchased for investment and not with a view to the distribution thereof, and (c) by completing any other requirements and complying with any other restrictions that may be imposed by the Company to comply with applicable law or facilitate administration of the Plan. Unless otherwise specified by the Company or the Country Addendum, the person entitled to exercise the option may satisfy the exercise price and applicable Tax-Related Items or other fees described in subparagraph (a) above (i) using cash, (ii) through a broker-assisted cashless exercise or (iii) a combination of (i) and (ii). No partial exercise of this option may be for less than ten (10) Share lots or multiples thereof. The Employee understands and agrees that, unless otherwise permitted by the Company, any cross-border cash remittance made to exercise this option or transfer proceeds received upon the sale of Shares must be made through a locally authorized financial institution or registered foreign exchange agency and may require the Employee to provide to such entity certain information regarding the transaction. Moreover, the Employee understands and agrees that the future value of the underlying Shares is unknown and cannot be predicted with certainty and may decrease in value, even below the Exercise Price. The Employee understands that neither the Company nor any Affiliate is responsible for any foreign exchange fluctuation between local currency and the United States Dollar or the selection by the Company or any or Affiliate in its sole discretion of an applicable foreign currency exchange rate that may affect the value of the option (or the calculation of income or Tax-Related Items thereunder).

9.Tax Liability and Withholding. As a condition to the grant, vesting and exercise of the option and as set forth for in Section 10 of the Plan, the Employee hereby agrees to make adequate provision for the satisfaction of (and will indemnify the Company and any Affiliate for) any applicable taxes or tax withholdings, social contributions, required deductions, or other payments, if any (collectively, “Tax-Related Items”), which arise upon the grant, vesting or exercise of this option, ownership or disposition of Shares, receipt of dividends, if any, or otherwise in connection with this option or the Shares, whether by withholding (from payroll or any payment of any kind otherwise due to the Employee), direct payment to the Company, or otherwise as determined by the Company in its sole discretion. Regardless of any action the Company or any Affiliate takes with respect to the Tax-Related Items, the Employee hereby acknowledges and agrees that the ultimate liability for all Tax-Related Items is and remains the Employee’s responsibility and may exceed any amount actually withheld by the Company or any Affiliate. Employee further acknowledges and agrees that the Company and its Affiliates (1) make no representations or undertakings regarding the treatment of the Tax-Related Items in connection with any aspect of the option grant, including the grant, vesting or exercise of the option and the immediate sale of Shares acquired pursuant to such exercise; and (2) do not commit to structure the terms of the grant or any aspect of the option to reduce or eliminate the Employee’s liability for any required withholding or taxes due or achieve any particular tax result. The Employee also agrees that he or she will not make any claim against the Company, or any of its directors, employees or Affiliates related to tax liabilities arising from the option. The Employee further acknowledges and agrees that the Employee is solely responsible for filing all relevant documentation that may be required in relation to the option or any Tax-Related Items other than filings or documentation that is the specific obligation of the Company or any Affiliate pursuant to applicable law, such as but not limited to personal income tax returns or reporting statements in relation to the grant, vesting or exercise of the option, the holding of Shares or any bank or brokerage account, the subsequent sale of Shares, and the receipt of any dividends. The Employee also understands that applicable laws may require varying Share or option valuation methods for purposes of calculating Tax-Related Items, and the Company assumes no responsibility or liability in relation to any such valuation or for any calculation or reporting of income or Tax-Related Items that may be required of the Employee under applicable laws. Further, if the Employee has become subject to Tax-Related Items in more than one jurisdiction, the Employee acknowledges that the Company or any Affiliate may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

10.Suspension of Exercisability. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any applicable law, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition of the purchase of Shares hereunder, this option may not be exercised, in whole or in part, unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company. The Company shall make reasonable efforts to meet the requirements of any such applicable law or securities exchange and to obtain any such consent or approval of any such governmental authority. Furthermore, the Employee understands that the applicable laws of the country in which the Employee is residing or working at the time of grant, vesting, and/or exercise of this option (including any rules or regulations governing securities, foreign exchange, tax, labor or other matters) may also restrict or prevent exercise of this option, and neither the Company nor any Affiliate assumes any liability in relation to this option in such case.

11.No Rights of Stockholder. Neither the Employee (nor any beneficiary) shall be or have any of the rights or privileges of a stockholder of the Company in respect of any of the Shares issuable pursuant to the exercise of this option, unless and until certificates representing such Shares shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Employee (or beneficiary).

12.No Employment Rights or Effect on Service. The Employee’s employment with the Company or its Affiliate (as applicable) is on an at-will basis only, subject to applicable law. Accordingly, subject to any written, express employment with the Employee, nothing in this Agreement or the Plan shall confer upon the Employee any right to be or continue to be employed by the Company or any Affiliate for any particular period of time. This Agreement shall not interfere with or restrict in any way the rights of the Company or the Affiliate, which are hereby expressly reserved, to terminate the employment of the Employee at any time for any reason whatsoever, with or without good cause, subject to applicable law. Such reservation of rights can be modified only in an express written contract executed by a duly authorized officer of the Company or the Affiliate employing or otherwise engaging the Employee. For purposes of this Agreement, the transfer of the employment of the Employee between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Service. Nothing herein contained shall affect the Employee’s right to participate in and receive benefits under and in accordance with the then current provisions of any pension, insurance or other employee welfare plan or program of the Company or any Affiliate.

13.Address for Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company, in care of its Secretary, at 3100 Hansen Way, Palo Alto, California 94304, or at such other address as the Company may hereafter designate in writing.

14.No Acquired Rights. In accepting the option, the Employee acknowledges that the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time. Benefits and rights provided under the Plan are wholly discretionary and do not constitute regular or periodic payments. Further, the benefits and rights provided under the Plan are not to be considered part of the Employee’s normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments of any kind and in no event should be considered as compensation for, or relating in any way to, past services for the Company or Affiliate. The grant of options is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past. All decisions with respect to future option grants, if any, will be at the sole discretion of the Company.

15.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Employee’s participation in the Plan, on this option and the Shares subject to this option and on any other award or Shares acquired under the Plan, or take any other action, to the extent the Company determines it is necessary or advisable in order to comply with applicable laws or facilitate the administration of the Plan. The Employee agrees to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Furthermore, the Employee acknowledges that the applicable laws of the country in which the Employee is residing or working at the time of grant, vesting and exercise of the option or the sale of Shares received pursuant to the option (including any rules or regulations governing securities, foreign exchange, tax, labor, or other matters) may subject the Employee to additional procedural or regulatory requirements that the Employee is and will be solely responsible for and must fulfill. Such requirements may be outlined in but are not limited to the Country-Specific Addendum (the “Addendum”) attached hereto, which forms part of this Agreement. Notwithstanding any provision herein, the Employee’s participation in the Plan shall be subject to any applicable special terms and conditions or disclosures as set forth in the Addendum. The Employee also understands and agrees that if he works, resides, moves to, or otherwise is or becomes subject to applicable laws or Company policies of another jurisdiction at any time, certain country-specific notices, disclaimers and/or terms and conditions may apply to him as from the Grant Date, unless otherwise determined by the Company in its sole discretion.

16.Option is Not Transferable. Except as otherwise expressly provided herein, this option and the rights and privileges conferred hereby may not be transferred, pledged, assigned or otherwise hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, pledge, assign, hypothecate or otherwise dispose of this option, or of any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this option and the rights and privileges conferred hereby immediately shall become null and void.

17.Maximum Term of Option. Notwithstanding any other provision of this Agreement, this option is not exercisable after the Expiration Date.

18.Data Privacy. The Employee hereby explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of his or her Personal Data (as described below) by and among, as applicable, the Company and its Affiliates for the exclusive purposes of implementing, administering and managing the Employee’s participation in the Plan. The Employee understands that refusal or withdrawal of consent will affect the Employee’s ability to participate in the Plan; without providing consent, the Employee will not be able to participate in the Plan or realize benefits (if any) from the option.

The Employee understands that the Company and its Affiliates or designated third parties may hold personal information about the Employee, including, but not limited to, name, home address, date of birth, salary, job title, termination date and reason, local identification number, electronic mail address, any shares or directorships held in the Company, details of all options or other entitlement to shares awarded, canceled, exercised, vested, unvested, or outstanding in the Employee’s favor (“Personal Data”). The Employee further understands that the Personal Data may be transferred to any Affiliate or third parties assisting the Company in the implementation, administration, and management of the Plan (“Data Recipients”). These Data Recipients may be located in the United States, the Employee’s country, or elsewhere, and that the Data Recipients country may have different data privacy laws and protections than the Employee’s country. In particular, the Company may transfer Personal Data to the broker or stock plan administrator assisting with the Plan, to its legal counsel and tax/accounting advisor and to the Affiliate that is the Employee’s employer and its payroll provider.

19.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the option granted under and participation in the Plan or future options that may be granted under the Plan or any other Company-related documents by electronic means or to request the Employee’s consent to participate in the Plan by electronic means. By accepting this option, whether electronically or otherwise, the Employee hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, including but not limited to the use of electronic signatures or click-through electronic acceptance of terms and conditions.

20.Documents in English. The Employee consents to having received the terms and conditions and any other option communications in English. However, if the Employee has received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

21.Binding Agreement. Subject to the limitation on the transferability of this option contained herein, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

22.Conditions to Exercise. The Exercise Price for this option must be paid in the legal tender of the United States (including, in the Committee’s sole discretion, by means of a broker-assisted cashless exercise) or, in the Committee’s sole discretion, in Shares of equivalent value. Exercise of this option will not be permitted until satisfactory arrangements have been made for the payment of the appropriate amount of Tax-Related Items and any other applicable fees (as determined by the Company). If the Employee fails to remit to the Company such amounts within the time period specified by the Committee (in its discretion), the award may be forfeited and in such case the Employee shall not receive any of the Shares subject to this Agreement, and the neither the Company nor any Affiliate assumes any liability in relation to this option or Shares in such case.

23.Plan Governs. This Agreement is subject to all of the terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern. Capitalized terms and phrases used and not defined in this Agreement shall have the meaning set forth in the Plan.

24.Committee Authority. The Committee shall have all discretion, power, and authority to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Employee, the Company and all other interested persons, and shall be given the maximum deference permitted by law. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

25.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to its principles of conflicts of law. For purposes of litigating any dispute that may arise directly or indirectly from this Agreement, the parties hereby submit and consent to the exclusive jurisdiction of the State of California and agree that any such litigation shall be conducted only in the courts of California or the federal courts of the United States located in California and no other courts.

26.Captions. The captions provided herein are for convenience only and are not to serve as a basis for the interpretation or construction of this Agreement.

27.Agreement Severable. In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

28.Retirement Definition and Fortifier. For purposes of this Agreement only, “Retirement” shall mean an employee’s voluntary termination of employment at age 65 or above, or at age 55 with a minimum of 10 years employment with the Company, provided, however, that in the event employee commences employment with a company which competes with the Company in any of Company's business, including but not limited to, equipment, software or other products for the treatment of cancer, the Company may, in its sole discretion, terminate this Agreement, including the vesting of any options or other grants which remain unvested as of the date employee commences employment with the competitive company.

29.Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Employee expressly warrants that he or she is not executing this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company.

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Country-Specific Addendum

This Addendum includes additional country-specific notices, disclaimers, and/or terms and conditions that apply to individuals who work or reside in the countries listed below and that may be material to the Employee’s participation in the Plan. Such notices, disclaimers, and/or terms and conditions may also apply, as from the Grant Date, if the Employee moves to or otherwise is or becomes subject to the applicable laws or company policies of the country listed. However, because foreign exchange regulations and other local laws are subject to frequent change, the Employee is advised to seek advice from his own personal legal and tax advisor prior to accepting or exercising an option or holding or selling Shares acquired under the Plan. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Employee’s acceptance of the option or participation in the Plan. Unless otherwise noted below, capitalized terms shall have the same meaning assigned to them under the Plan and the Time-Based Nonqualified Stock Option Agreement. This Addendum forms part of the Time-Based Nonqualified Stock Option Agreement and should be read in conjunction with the Time-Based Nonqualified Stock Option Agreement and the Plan.

Securities Law Notice: Unless otherwise noted, neither the Company nor the Shares are registered with any local stock exchange or under the control of any local securities regulator outside the United States. The Time-Based Nonqualified Stock Option Agreement (of which this Addendum is a part), the Plan, and any other communications or materials that the Employee may receive regarding participation in the Plan do not constitute advertising or an offering of securities outside the United States, and the issuance of securities described in any Plan-related documents is not intended for public offering or circulation in Employee’s jurisdiction.

European Union and Switzerland
Data Privacy.  Where Employee is a resident of the EU or Switzerland, the following provision applies and supplements Paragraph 18 of Appendix A of the Time-Based Nonqualified Stock Option Agreement. Employee understands and acknowledges that:

•    The data controller is the Company; queries or requests regarding the Employee’s Personal Data relating to the Plan or Option matters should be made in writing to the Company’s Data Privacy Office at: dataprivacyoffice@varian.com;
•    The legal basis for the processing of Personal Data is that the processing is necessary for the performance of a contract to which the Employee is a party (namely, this Stock Option Agreement);
•    Personal Data will be held only as long as is necessary to implement, administer and manage Employee’s participation in the Plan;
•    He or she may, at any time, access his or her Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data without cost or exercise any other rights they may have in relation to their Personal Data under applicable law, including the right to make a complaint to an EU data protection regulator.

Australia
Statement under Section 83A-C of the Income Tax Assessment Act 1997 (Cth). Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) (the “Act”) applies to the Plan and the Time-Based Nonqualified Stock Option Agreement, subject to the requirements of the Act. Accordingly, it is intended for income tax in relation to the Option to be deferred until exercise, unless Employee’s employment terminates for any reason prior to exercise. In such case, if Employee retains any Options for any reason Employee may be subject to tax prior to exercise and the receipt of any Shares. However, the Company is not providing tax advice, and Employee should consult his/her personal advisor for the precise tax treatment of the income realized from the Agreement. Australian Employees should also note the special provision of Paragraph 4 of the Agreement.

Austria
Foreign Ownership Reporting. If Employee is an Austrian national who owns securities in foreign deposits, Employee must file an annual notification with the Austrian National Bank if the value of the securities in foreign deposits exceeds EUR 5 million or equivalent at the end of the year. If the value of these securities in foreign deposits exceeds EUR 30 million or equivalent at the end of a quarter, then these notifications shall be made quarterly.

Belgium
Belgium Option Acceptance. For Belgian tax purposes Employee is not permitted to accept this Stock Option grant until after the 60th day following the Offer Date, which is defined under Belgian tax law as the date that the grant (including this Stock Option Agreement and other relevant documentation) is communicated to you.  Any acceptance of this Stock Option shall be automatically deemed to occur after the 60th day following such Offer Date.  Employee should consult with his personal tax advisor regarding his liability for income taxes and social contributions.

Foreign Ownership Reporting. If Employee is a resident of Belgium, Employee will be required to submit an annual form declaring his income or assets (including shares acquired under an employee share plan) held outside of Belgium to the National Bank of Belgium. The reporting should be completed prior to filing Employee’s annual Belgian income tax return.

Brazil
Foreign Ownership Reporting. If Employee is a resident of Brazil, he or she will be required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil (“BACEN”) if the aggregate value of such assets and rights (including any capital gain, dividend or profit attributable to such assets) is equal to or greater than US $100,000. The reporting should be completed at the beginning of the year.

Canada
Securities Law Notice. The security represented by the Time-Based Nonqualified Stock Option Agreement was issued pursuant to an exemption from the prospectus requirements of applicable securities legislation in Canada.  Employee acknowledges that as long as the Company is not a reporting issuer in any jurisdiction in Canada, the Stock Option and the underlying Shares will be subject to an indefinite hold period in Canada and subject to restrictions on their transfer in Canada. Subject to the terms and conditions of the Stock Option Agreement and applicable securities laws, Employee is permitted to sell Shares acquired through the Plan through a designated broker appointed under the Plan, assuming the sale of such Shares takes place outside Canada or via the stock exchange on which the Shares are traded.

Foreign Ownership Reporting. If Employee is a Canadian resident, Employee’s ownership of certain foreign property (including shares of foreign corporations) in excess of $100,000 may be subject to ongoing annual reporting obligations.  Employee should refer to CRA Form T1135 (Foreign Income Verification Statement) and consult his or her legal advisor for further details.

Quebec: Consent to Receive Information in English. The following applies if Employee is a resident of Quebec: The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English. Les parties reconnaissent avoir exigé la redaction en anglais de cette convention, ainsi que de tous documents exécutés, avis donnés et procedures judiciaries intentées, directement ou indirectement, relativement à la présente convention.

Denmark
Employer Statement. If Employee is subject to the Danish Stock Option Act, Employee’s participation in the Plan is also subject to the Danish Employer Statement, which has been provided to Employee separately and may also be obtained by contacting Human Resources. By accepting the grant, Employee acknowledges that he has received and agree to the Danish Employer Statement.

Foreign Account Reporting. Danish resident holders of non-Danish bank accounts or accounts with non-Danish brokers should submit certain forms to the Danish tax authorities:
Erklæring V regarding shares deposited with a non-Danish bank or broker (https://www.skat.dk/SKAT.aspx?oId=90030)
Erklæring K regarding money deposited with a non-Danish bank or broker (https://www.skat.dk/SKAT.aspx?oId=73344)

France
Foreign Ownership Reporting. Residents of France with foreign account balances in excess of EUR 1 million or its equivalent must report monthly to the Bank of France.

Consent to Receive Information in English. By accepting the Options, you confirm having read and understood the Plan and the Agreement, which were provided in the English language. You accept the terms of those documents accordingly.  En acceptant ces options, vous confirmez avoir lu et compris les termes du Plan et ce Contrat, qui comprennent tous leurs termes et conditions et qui ont été transmis en langue anglaise. Vous acceptez les dispositions de ces documents en connaissance de cause.

Hong Kong
Securities Law Notice. The Stock Options and Shares issued at exercise do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company or its Affiliates. The Plan, the Time-Based Nonqualified Stock Option Agreement, including this Addendum, and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong and have not been reviewed by or registered with or authorized by any regulatory authority in Hong Kong, including the Securities and Futures Commission. The Plan, the Time-Based nonqualified Stock Option Agreement, and incidental communication materials are intended only for the personal use of each eligible Employee and not for distribution to any other persons. If you are in any doubt about any of the contents of the Plan, the Agreement, including this Addendum, or other incidental communication materials, you should obtain independent professional advice.

India
Method of Option Exercise. To facilitate compliance with applicable local law, this Stock Option must be exercised using the cashless sell-all method of exercise, whereby all the Shares the Employee is entitled to at exercise are immediately sold and the sale proceeds less the purchase price for the Shares, Tax-Related Items and brokers’ fees, if any, are remitted to the Employee in cash. The Employee will not be permitted to hold any Shares in connection with the exercise of the Stock Option. The Company reserves the right to provide the Employee with additional methods of exercise.

Repatriation Requirement. You are required to take all reasonable steps to immediately repatriate to India all foreign exchange received by you as a consequence of your participation in the Plan and in any case not later than 90 days from the date of sale of Shares so acquired by you under the Plan. Further, you shall in no case take any action (or refrain from taking any action) that has the effect of: (a) delaying the receipt by you of the whole or part of such foreign exchange; or (b) eliminating the foreign exchange in whole or in part to be receivable by you.

Upon receipt or realization of the foreign exchange in India, including in relation to any dividend payments, you shall surrender the received or realised foreign exchange to an authorised person within a period of 180 days from the date of such receipt or realisation, as the case may be. Please note that you should keep the remittance certificate received from the bank where foreign currency is deposited in the event that the Reserve Bank of India, the Company, or your employer (if applicable) requests proof of repatriation.

Italy
Employee Stock Option Offering.  This offer of the Stock Option is being made to you at your local office in Italy. Please note that hard copies of the Plan document, the Time-Based Nonqualified Stock Option Agreement, and other communications relating to your Plan participation may be obtained in hard copy at your request. Please contact stockadmin@varian.com or your local HR representative for such documentation.
Method of Option Exercise. To facilitate compliance with applicable local law, this Stock Option must be exercised using the cashless sell-all method of exercise, whereby all the Shares the Employee is entitled to at exercise are immediately sold and the sale proceeds less the purchase price for the Shares, tax-related items and brokers’ fees, if any, are remitted to the Employee in cash. The Employee will not be permitted to hold any Shares in connection with the exercise of the Option. The Company reserves the right to provide the Employee with additional methods of exercise.

Data Privacy Consent.  Pursuant to the GDPR (General Data Protection Regulation - EU No. 2016/679) and to Legislative Decree No. 196/2003, the Controller of personal data processing is Varian Medical Systems, Inc., with registered offices at 3120 Hansen Way, M/SG100, Palo Alto, CA 94304, Attention: Data Privacy Office; or by email at dataprivacyoffice@varian.com. By accepting this Stock Option, you agree to the following:

I understand that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to the GDPR (General Data Protection Regulation - EU No. 2016/679) and to Legislative Decree No. 196/2003.

The processing activity, including the communication and transfer of my Data abroad, including outside of the European Union, as herein specified and pursuant to applicable laws and regulations, does not require my consent thereto as the processing is necessary for the performance of contractual obligations related to the implementation, administration and management of the Plan. I understand that the use of my Data will be minimized where it is not necessary for the implementation, administration and management of the Plan. I further understand that, pursuant to Sections 12 to 21 of the GDPR, I have the right to, including but not limited to, (i) access, (ii) delete, (iii) update, and (iv) ask for rectification of my Data, as well as to request, from the Controller, the (v) restriction of processing concerning my Data or to (vi) object to processing, as well as the right to (vii) “data portability”. Furthermore, I am aware that my Data will not be used for direct marketing purposes.

Japan
Share Ownership and Payment Reporting. If you acquire Shares valued at more than ¥100,000,000 total, you must file a Securities Acquisition Report with the Ministry of Finance (“MOF”) through the Bank of Japan within 20 days of the acquisition of the Shares.
In addition, if you pay more than ¥30,000,000 in a single transaction for the Shares at exercise of the Option, you must file a Payment Report with the MOF through the Bank of Japan by the 20th day of the month following the month in which the payment was made. The precise reporting requirements may vary depending on the bank handling the payment.
A Payment Report is required independently of a Securities Acquisition Report. Consequently, if the total amount that you pay on a one-time basis at exercise of the Option exceeds ¥100,000,000, you must file both a Payment Report and a Securities Acquisition Report.
Exit Tax. Please note that you may be subject to tax on your Options, even prior to vesting or exercise, if you relocate from Japan if you (1) hold financial assets with an aggregate value of ¥100,000,000 or more upon departure from Japan and (2) maintained a principle place of residence (jusho) or temporary place of abode (kyosho) in Japan for 5 years or more during the 10-year period immediately prior to departing Japan. You should discuss your tax treatment with your personal tax advisor.

Malaysia
Securities Law Notice. The grant of Varian Medical Systems, Inc. stock incentive awards in Malaysia constitutes or relates to an ‘excluded offer,’ ‘excluded invitation,’ or ‘excluded issue’ pursuant to Section 229 and Section 230 of the CMSA, and as a consequence no prospectus is required to be registered with the Securities Commission of Malaysia. The award documents do not constitute and may not be used for the purpose of a public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Securities Commission in Malaysia under the CMSA.

Philippines
Securities Law Notice. The issuance of purchase rights and Shares under the 2005 Omnibus Stock Plan qualifies as an exempt transaction pursuant to the confirmation of the Philippines Securities and Exchange Commission granted under Section 10.1 of the Securities Regulation Code and its implementing rules and regulations. THE SECURITIES BEING OFFERED OR SOLD HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXHANGE COMISSION UNDER THE SECURITIES REGULATION CODE. ANY FUTURE OFFER OR SALE THEREOF US SUBJECT TO REGISTRATION REQUIREMENTS UNDER THE CODE UNLESS SUCH OFFER OR SALE QUALIFIES AS AN EXEMPT TRANSACTION.

Poland
Foreign Ownership Reporting. If the Employee holds Shares of common stock acquired under the Plan or maintains a bank account abroad, the Employee will have reporting duties to the National Bank of Poland. Specifically, if the aggregate value of Shares and cash held in such foreign accounts exceeds PLN 7,000,000, the Employee must file reports on the transactions and balances of the accounts on a quarterly basis. The Employee should consult with his or her personal legal advisor to determine what he or she must do to fulfill any applicable reporting duties.

Singapore
Securities Law Notice. This offer and the Shares to be issued hereunder shall be made available only to an employee of the Company or its subsidiaries, in reliance on the prospectus exemption set out in Section 273(1)(f) of the Securities and Futures Act (Chapter 289) of Singapore (“the SFA”) and is not made with a view to the Shares so issued being subsequently offered for sale or sold to any other party in Singapore.  You understand and acknowledge that this Time-Based Nonqualified Agreement and/or any other document or material in connection with this offer and the Shares thereunder have not been and will not be lodged, registered or reviewed by the Monetary Authority of Singapore. Any and all Shares to be issued hereunder shall therefore be subject to the general resale restriction under Section 257 of the SFA, and you undertake not to make any subsequent sale in Singapore, or any offer of sale in Singapore, of any of the Shares of common stock (received upon exercise of this offer), unless that sale or offer in Singapore is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) other than Section 280 of the SFA.

Director Reporting. If you are a director or shadow director of the Company or an Affiliate, you may be subject to special reporting requirements with regard to the acquisition of Shares or rights over Shares. Please contact your personal legal advisor for further details if you are a director or shadow director.

Exit Tax / Deemed Exercise Rule. If you have received Options in relation to your employment in Singapore, please note that if, prior to exercise of the Options, you are 1) a permanent resident of Singapore and leave Singapore permanently or are transferred out of Singapore; or 2) neither a Singapore citizen nor permanent resident and either cease employment in Singapore or leave Singapore for any period exceeding 3 months, you will likely be taxed on the Options on a “deemed exercise” basis, even if the Options have not yet vested.  You should discuss your tax treatment with your personal tax advisor.

South Africa
Exchange Control Information. Any cross-border fund transfers you make in order to exercise your Option or to receive proceeds from the sale of any Shares are subject to the requirements of the South African Reserve Bank.  Assuming you are a taxpayer in good standing and over the age of 18 years, you are allowed, in terms of your annual allowance, to invest a total of ZAR 10 million per calendar year outside the common monetary area and to partake in share incentive or share option schemes offered by foreign parent companies.  However, in order to remit funds to purchase Shares upon Option exercise and depending on the amounts, you may be required to complete a SARS Application for Tax Clearance Certificate and submit it to the tax authorities to receive a Tax Clearance Certificate.  Once this is done, you may take the Tax Clearance Certificate, along with your ID (including a copy), to the Authorised Dealer at your commercial bank that will process the foreign payment.  Please note that the Company is not responsible for obtaining a valid Tax Clearance Certificate or obtaining any other approvals for your participation in the Plan.

Spain
Foreign Share Ownership Reporting.  If Employee is a Spanish resident, his acquisition, purchase, ownership, and/or sale of foreign-listed stock may be subject to ongoing annual reporting obligations with the Dirección General de Politica Comercial e Inversiones Exteriores (“DGPCIE”) of the Ministerio de Economia, the Bank of Spain, and/or the tax authorities.  These requirements change periodically, so Employee should consult his personal advisor to determine the specific reporting obligations.

Currently, Employee must declare the acquisition of Shares to DGPCIE for statistical purposes. Employee must also declare the ownership of any Shares with DGPCIE each January while the Shares are owned. The relevant forms are Form D6 and, depending on the amount of assets, Form D8.

In addition, if Employee perform transactions with non-Spanish residents or holds a balance of assets and liabilities with foreign parties higher than €1,000,000, Employee may be required to report such transactions and accounts to the Bank of Spain.  The frequency (monthly, quarterly or annually) of the notification will vary depending on the total value of the transactions or the balance of assets and liabilities.

If Employee holds assets or rights outside of Spain (including Shares acquired under the Plan), Employee may also have to file Form 720 with the tax authorities, generally if the value of Employee’s foreign investments exceeds €50,000.  Please note that reporting requirements are based on what Employee has previously disclosed and the increase in value and the total value of certain groups of foreign assets.

Thailand
Foreign Exchange Information.  Dividends and sale proceeds under US $50,000 may be retained in your individual account in the United States.  Please note that dividends (if any) received from foreign stock and all proceeds from the sale of such stock exceeding US $50,000 in value must be remitted to Thailand immediately and must then be deposited or converted into Thai Baht with a commercial bank in Thailand within 360 days of receipt in Thailand, according to Ministerial Regulation No. 26 and the relevant Notifications issued under the Currency Exchange Control Act.  If the dividends or proceeds total US$50,000 or more, the Participant will be required to comply with the relevant requirements of the Bank of Thailand, for example, provide information regarding the source of such income to the authorized bank. If the Participant does not comply with this obligation, the Participant may be subject to penalties assessed by the Bank of Thailand.

United Kingdom
Withholding of Tax.  The following supplements Paragraphs 8 and 9 of Appendix A of the Time-Based Nonqualified Option Agreement: If payment or withholding of the Tax-Related Items is not made within ninety (90) days of the end of the UK tax year in which the event giving rise to the Tax-Related Items occurs (the “Due Date”) or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, the amount of any uncollected Tax-Related Items will constitute a loan owed by Employee to the Employer, effective on the Due Date.  Employee agrees that the loan will bear interest at the then-current Official Rate of Her Majesty’s Revenue and Customs (“HMRC”), it will be immediately due and repayable, and the Company or the employer may recover it at any time thereafter by any of the means referred to in Paragraph 3(b)(ii) of the Option Agreement.  Notwithstanding the foregoing, if Employee is a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), Employee will not be eligible for such a loan to cover the Tax-Related Items.  In the event that Employee is a director or executive officer and the Tax-Related Items are not collected from or paid by Employee by the Due Date, the amount of any uncollected Tax-Related Items will constitute a benefit to Employee on which additional income tax and national insurance contributions will be payable.  Employee will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime.

HMRC National Insurance Contributions.  The following supplements Paragraphs 8 and 9 of Appendix A of the Time-Based Nonqualified Option Agreement: Employee agrees that:

(a) Tax-Related Items within Paragraphs 8 and 9 of Appendix A of the Time-Based Nonqualified Option Agreement shall include any secondary class 1 (employer) National Insurance Contributions that:

   (i) any employer (or former employer) of the Employee is liable to pay (or reasonably believes it is liable to pay); and
   (ii) may be lawfully recovered from the Employee; and

(b) if required to do so by the Company (at any time when the relevant election can be made) the Employee shall:

   (i) make a joint election (with the employer or former employer) in the form provided by the Company to transfer to the Employee the whole or any part of the employer’s liability that falls within Paragraphs 8 and 9 of Appendix A of the Time-Based Nonqualified Option Agreement; and
   (ii) enter into arrangements required by HM Revenue & Customs (or any other tax authority) to secure the payment of the transferred liability.